                                                                  EXHIBIT (D)(5)

                              SMITH BARNEY, INC.

                            THE DEALER MANAGER FOR

                           PUGET SOUND ENERGY, INC.

                          OFFER TO PURCHASE FOR CASH
                       ANY AND ALL OUTSTANDING SHARES OF
                  THE FOLLOWING SERIES OF ITS PREFERRED STOCK

                                                              CUSIP    PURCHASE
              TITLE OF SERIES OF PREFERRED                   NUMBER     PRICE
              ----------------------------                 ----------- --------
Adjustable Rate Cumulative Preferred Stock, Series B ($25
 par value)..............................................  745332 78 3 $25.625
4.70% Preferred Stock ($100 par value)...................  745332 20 5 $89.32
4.84% Preferred Stock ($100 par value)...................  745332 30 4 $91.51


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 P.M., NEW YORK CITY TIME,
           ON FRIDAY, AUGUST 8, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                  July 11, 1997

To Brokers, Dealers, Commercial Banks,  Trust Companies and Other Nominees:

  In our capacity as Dealer Manager, we are enclosing the material listed below relating to the invitation of Puget Sound Energy, Inc. ("PSE"), a Washington corporation to the holders of each series of PSE preferred stock listed above (each, a "Series of Preferred") to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per share listed above for the Series of Preferred tendered, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 11, 1997 (the "Offer to Purchase"), and in the Letter of Transmittal for the Shares tendered. As to each Series of Preferred, the Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer." PSE will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer--Extension; Termination; Amendments" and "--Certain Conditions of the Offer" in the Offer to Purchase.

  THE OFFER FOR EACH SERIES OF PREFERRED IS INDEPENDENT OF THE OFFERS FOR ANY OTHER SERIES OF PREFERRED.

  We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible.

  PSE will pay a solicitation fee of $0.50 per Share of Adjustable Rate Preferred and $1.50 per Share of the other two Series of Preferred (except that for transactions for beneficial owners equal to or exceeding 10,000 Shares of Adjustable Rate Preferred or 2,500 Shares of either of the other two Series of Preferred, PSE will pay a solicitation fee of $0.25 per Share of Adjustable Rate Preferred and $1.00 per Share of the other two Series of Preferred, provided that such fee shall be paid 80% to the Dealer Manager and 20% to the Soliciting Dealer) for any Shares tendered, accepted for payment and paid pursuant to the Offer covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or

(iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by a holder unless the Letter of Transmittal accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer is respect of Shares registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal or on the Notice of Solicited Tenders (included below). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the PSE, the Depositary (as defined below), the Dealer Manager or the Information Agent for purposes of the Offer.

  PSE will also, upon request, reimburse Soliciting Dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. PSE will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  In order for a Soliciting Dealer to receive a solicitation fee, ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary") must have received from such Soliciting Dealer a properly completed and duly executed Notice of Solicited Tenders in the form attached hereto (or facsimile thereof) within three business days after the expiration of the Offer.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name (or in the name of your nominee), we are enclosing the following documents:

    1. The Offer to Purchase, dated July 11, 1997.

    2. A separate Letter of Transmittal for each Series of Preferred for your use and for the information of your clients.

    3. A letter to shareholders of PSE from the Chief Executive Officer of PSE.

    4. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the applicable Expiration Date (as defined in the Offer to Purchase).

    5. A form letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, providing information relating to backup federal income tax withholding.

    7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Depositary.

  EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL FOR A PARTICULAR SERIES OR A NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER SHARES OF SUCH SERIES.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 P.M., NEW YORK CITY TIME, ON FRIDAY, AUGUST 8, 1997, UNLESS THE OFFER IS EXTENDED.

  NEITHER PSE, ITS BOARD OF DIRECTORS NOR ANY OF ITS OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

  Any questions or requests for assistance or additional copies of the enclosed materials may be directed to MacKenzie Partners, Inc., the Information Agent, or to Smith Barney Inc., the Dealer Manager, at the respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,



                                          Smith Barney Inc.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS THE AGENT OF PSE, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                                       3